Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE
January 27, 2009	Media contacts:
Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Reports Sustained Revenue Growth and Continued Strong Cash Flows for 4Q and Full-Year 2008

4Q Results Fueled by Record Growth in FiOS Internet and TV Customers, Continued Strong Sales of Verizon Wireless and Strategic Business Services

4Q 2008 HIGHLIGHTS

Consolidated Results

•	43 cents in diluted EPS and 61 cents in adjusted EPS (non-GAAP), compared with 4Q 2007 diluted EPS of 37 cents reported and 62 cents adjusted.

•	$24.6 billion in 4Q revenues, up 3.4 percent, or adjusted growth (non-GAAP) of 4.6 percent.

Wireless

•

1.4 million organic (non-acquisition-related) net customer additions, almost all retail; 1.2 million total net customer additions, including a net customer loss under a previously announced exchange agreement related to the 3Q 2008 acquisition of Rural Cellular.

•	72.1 million total customers; 70.0 million retail customers, up 9.9 percent, not including customers added with the Jan. 9, 2009, acquisition of Alltel.

•	12.3 percent increase in total revenues; data revenues up 41.4 percent; ARPU growth for 11th consecutive quarter; strong 47.2 percent EBITDA margin on service revenues (non-GAAP).

Wireline

•	303,000 net new FiOS TV customers and 282,000 net new FiOS Internet customers, the highest ever for the company.

•	14.3 percent increase in consumer ARPU in legacy telecom markets.

•	8.4 percent increase in revenues from strategic business services.

Verizon News Release, Page 2

YEAR-END 2008 HIGHLIGHTS

•	$2.26 in 2008 diluted EPS from continuing operations and $2.54 in adjusted EPS, compared with 2007 earnings of $1.90 per share and $2.36 per share, respectively.

•	$97.4 billion in 2008 revenues, up 4.2 percent, or adjusted growth of 5.1 percent.

•	$26.6 billion in cash flows from operating activities; $17.2 billion in capital expenditures.

Note: Comparisons are year over year unless otherwise noted. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this news release. Discontinued operations relate to the disposition of Telecomunicaciones de Puerto Rico, Inc. that was completed on March 30, 2007. Reclassifications of prior-period amounts have been made, where appropriate, to reflect comparable operating results for the spinoff of the Wireline segment’s non-strategic local exchange and related business assets in Maine, New Hampshire and Vermont in the first quarter of 2008.

NEW YORK — Verizon Communications Inc. (NYSE:VZ) today reported that it continued to grow sales of broadband, wireless and strategic business services in the fourth quarter 2008. Strong customer and revenue growth contributed to 43 cents in diluted earnings per share (EPS) in the quarter, compared with 37 cents per share in the fourth quarter 2007.

On an adjusted basis (non-GAAP), fourth-quarter 2008 EPS was 61 cents, compared with 62 cents in the fourth quarter 2007.

On an annual basis, Verizon reported $2.26 in 2008 EPS from continuing operations, compared with $1.90 in 2007. On an adjusted annual basis, 2008 EPS from continuing operations was $2.54, a 7.6 percent increase, compared with 2007 EPS of $2.36.

‘Able to Compete Effectively in This Economic Environment’

“Verizon has shown that it is able to compete effectively in this economic environment,” said Chairman and CEO Ivan Seidenberg. “We grew profits and maintained strong cash flows throughout 2008. In the fourth quarter, we continued to produce top-line growth, fueled by strong sales volumes for broadband, wireless and strategic business services.

“The Verizon story in 2008 was one of customer growth and product innovation, based on the strategic technology and broadband infrastructure investments we have made year after

Verizon News Release, Page 3

year,” Seidenberg said. “We have built a solid foundation to continue to create value for our customers and shareholders in 2009 and beyond.”

Consolidated Revenue Growth

Verizon’s total operating revenues grew 3.4 percent in the fourth quarter 2008, increasing to $24.6 billion from $23.8 billion in the fourth quarter 2007. After adjusting for the spinoff of non-strategic local exchange and related Wireline business assets early in 2008 (non-GAAP), this represents an increase of 4.6 percent. Total operating expenses in the fourth quarter 2008 increased 1.9 percent to $20.8 billion, or 4.1 percent on an adjusted basis, compared with the fourth quarter 2007.

For 2008, annual operating revenues were $97.4 billion, an increase of 4.2 percent from 2007 on a reported basis and 5.1 percent on an adjusted basis. Operating expenses totaled $80.5 billion in 2008, an increase of 3.3 percent from 2007 on a reported basis and 4.2 percent on an adjusted basis.

Continued Strong Cash Flows

Cash flows from operations totaled $26.6 billion in 2008, compared with $25.7 billion in 2007. Dividends and share repurchases totaled $6.4 billion in 2008. Capital expenditures totaled $17.2 billion in 2008, compared with $17.5 billion in 2007. For 2009, Verizon is targeting capital spending, excluding amounts related to the acquisition of Alltel Corporation, to be less than the 2008 total.

At year-end 2008, total debt was $52.0 billion, compared with $44.8 billion at the end of the third quarter 2008. Verizon ended 2008 with $9.8 billion in cash and cash equivalents, most of which was held for use in completing the acquisition of Alltel in January 2009.

Verizon News Release, Page 4

Details of 4Q Adjustments

Adjusted earnings in the fourth quarter 2008 excluded the following after-tax amounts: $424 million, or 15 cents per share, for severance, pension and benefit charges related to pension settlements from previously announced workforce reductions and severance charges associated with workforce reductions that began in the fourth quarter and will continue in 2009; $35 million, or 1 cent per share, for merger integration costs; and $31 million, or 1 cent per share, for an other-than-temporary decline in the fair value of investments in certain marketable securities.

Adjusted earnings in the fourth quarter 2007 excluded the following after-tax amounts: 16 cents per share for severance and other related expenses; 5 cents per share for taxes and expenses associated with an increase in the distributable earnings from the company’s Vodafone Omnitel N.V. investment; 2 cents per share for merger integration costs; and 1 cent per share for costs related to the spinoff of non-strategic local exchange and related Wireline business assets.

Wireless Delivers Another Strong Performance

In the fourth quarter 2008, Verizon Wireless continued to deliver service ARPU growth, strong customer loyalty, and sustained high margins:

•	Organic growth totaled 1.4 million net customer additions, essentially all of which were retail.

•

Retail net customer additions totaled 1.2 million. This included a net loss of 122,000 retail customers, resulting primarily from the closing of a previously announced exchange agreement with another carrier. Verizon Wireless had entered into this agreement to

Verizon News Release, Page 5

comply with conditions imposed in connection with regulatory approval of the company’s acquisition of Rural Cellular Corporation, which closed in August 2008.

•	Verizon Wireless added 5.8 million organic net new retail customers in 2008 — expected to be the most of any U.S. wireless carrier.

•	At the end of the quarter, Verizon Wireless had 72.1 million total customers.

•

Verizon Wireless continued to have a high-quality customer base, with 70.0 million retail customers (not including Alltel) — the most of any U.S. wireless brand. Following the recently completed Alltel acquisition, Verizon Wireless now serves more than 80 million customers, excluding markets to be divested.

•	Verizon Wireless continued to have low churn — 1.35 percent churn among all customers, and 1.05 percent among the company’s retail post-paid customers.

•

Verizon Wireless continued its double-digit revenue growth, with total quarterly revenues of $12.8 billion, up 12.3 percent year over year. Full-year revenues were $49.3 billion, up 12.4 percent. Service revenues in the fourth quarter were $11.1 billion, up 12.0 percent year over year, and $42.6 billion for the full year, up 12.2 percent.

•

This revenue growth was driven by accretion in ARPU (average monthly revenue per customer), which increased year over year for the 11th consecutive quarter. Total service ARPU of $51.72 was up 1.4 percent year over year, reflecting strong growth in total data ARPU, which was up 27.9 percent over the same period.

•

Wireless operating income margin reached 29.7 percent, up 350 basis points on a year- over-year basis. EBITDA (earnings before interest, taxes, depreciation and amortization) margin on service revenues reached 47.2 percent.

Verizon News Release, Page 6

Record FiOS Customer Growth at Wireline

Verizon Wireline reported record growth in the number of new customers of FiOS TV and FiOS Internet, and it continued to increase sales of enterprise strategic services year over year. In the fourth quarter (with prior-period comparisons adjusted to reflect the impact of the spinoff of non-strategic Wireline assets):

•

Verizon added 303,000 net new FiOS TV customers, compared with 226,000 in the fourth quarter 2007. The company had 1.9 million FiOS TV customers at year-end 2008, adding nearly 1 million FiOS TV customers since year-end 2007.

•

FiOS TV sales penetration (sales as a percentage of potential customers) increased to 20.8 percent, compared with 16.0 percent in the fourth quarter 2007. FiOS TV service was available for sale to 9.2 million premises by year-end 2008. This represented a 57 percent increase in the availability of FiOS TV — and, by extension, of “triple play” bundles of FiOS TV, Internet and voice services — since year-end 2007.

•

Verizon added 282,000 net new FiOS Internet customers, compared with 244,000 in the fourth quarter 2007. The company had nearly 2.5 million FiOS Internet customers at year-end 2008, adding nearly 1 million FiOS Internet customers since year-end 2007.

•	FiOS Internet sales penetration increased to 24.9 percent, compared with 20.7 percent in the fourth quarter 2007. FiOS Internet was available for sale to nearly 10 million premises by year-end 2008.

•	Broadband and video revenues from consumer customers totaled nearly $1.2 billion in the fourth quarter 2008 — representing year-over-year quarterly growth of 42.0 percent.

•	Growing revenue from broadband and video services drove consumer ARPU in legacy Verizon wireline markets (which excludes consumer markets served by the former MCI)

Verizon News Release, Page 7

to $68.46 for the fourth quarter 2008, a 14.3 percent increase compared with the fourth quarter 2007.

•

Sales of strategic business services — such as IP (Internet protocol), managed services, Ethernet and optical ring services — generated $1.5 billion in revenue in the quarter, up 8.4 percent from the fourth quarter 2007.

Additional Highlights

Wireless

•

The Alltel acquisition expanded the Verizon Wireless network to cover nearly the entire U.S. population and made Verizon Wireless the nation’s largest carrier in terms of total customers — in addition to its traditional position of being the leading carrier in terms of retail customers, revenues and margins.

•	At the end of 2008, retail customers (postpaid and prepaid) represented 97 percent of the company’s base.

•

Verizon Wireless continued to lead the industry in cost efficiency. Monthly cash expense per customer (non-GAAP) decreased in the fourth quarter and for the full year to $27.29 and $28.12 in 2008 from $28.75 and $28.24 in 2007, respectively.

•

Data revenues of $10.7 billion for the full year were up 44 percent over 2007. In the fourth quarter, data revenues were 26.8 percent of all service revenues, up from 21.3 percent in the fourth quarter 2007. Verizon Wireless had 55.1 million retail data customers at year-end — 79 percent of the retail customer base and a 16.8 percent increase over year-end 2007.

•

More than 65 percent of the company’s retail customers — 45.5 million — had 3G broadband-capable devices by year-end. The company continued to extend the reach of the nation’s largest and most reliable 3G (third generation) network, which now covers more than 274 million people after the Alltel acquisition.

•

Customers across the country lined up to purchase the new BlackBerry Storm, available exclusively in the U.S. from Verizon Wireless and launched in November. Designed for both consumers and business customers, the BlackBerry Storm offers customers the reliability of the Verizon Wireless 3G network and the full power of a revolutionary touch-screen, multimedia smartphone with global connectivity.

•

Verizon Wireless, with the most global data coverage of any U.S. wireless carrier, received top honors during the quarter for its global services and international solutions that help travelers stay connected around the globe. Readers of Global Traveler magazine selected Verizon Wireless as the world’s best wireless service provider for the second consecutive

Verizon News Release, Page 8

year. Business Traveler magazine readers chose Verizon Wireless as the world’s best wireless data service provider in the 2008 “Best in Business Travel” awards.

•

During the quarter, Verizon Wireless customers sent or received more than 90 billion text messages — more than double the number of text messages sent in the same period a year ago. Customers also sent 1.8 billion picture/video messages and completed 50 million music and video downloads during the quarter.

Wireline

•

Wireline total operating revenues were $11.9 billion. Verizon Telecom, which serves domestic consumer and small-business customers, and Verizon Business, which serves large-business and government customers worldwide, each had 2.3 percent year-over-year quarterly revenue declines. At Verizon Telecom, this was the smallest decrease in 12 quarters. Wireline total operating expenses were $11.2 billion, a 1.3 percent increase compared with the fourth quarter 2007.

•

By the end of 2008, Verizon’s FiOS fiber-to-the-premises network passed 12.7 million premises throughout the company’s wireline service territory — greater than the company’s target of 12 million by year-end 2008. Fiber-to-the-home now passes approximately 40 percent of the total households in Verizon’s landline footprint.

•

Total broadband connections were 8.7 million, a net increase of 214,000 over the third quarter 2008. This includes a decrease of 68,000 DSL-based Verizon High Speed Internet connections, which was more than offset by the increase in FiOS Internet customers. The 8.7 million is an increase of 8.2 percent year over year.

•

Broadband and TV products now account for more than 31 percent of consumer ARPU in legacy markets, compared with 22.7 percent in the fourth quarter 2007. The ARPU among FiOS customers continues to grow and is more than $133 per month.

•

Wireline data revenues — which represented 43.6 percent of total Wireline revenues — were $5.2 billion in the fourth quarter 2008, an increase of 10.9 percent compared with the fourth quarter 2007. This includes revenues from consumer broadband services, wholesale data transport and Verizon Business data services.

•

Verizon Business continued to announce significant new capabilities: enhancements to its voice-over-Internet-protocol portfolio; a new managed telepresence (video-meeting) solution; a service that enables managed hosting customers to easily and securely change online content; a solution for more efficiently providing essential applications to employees worldwide; and a managed unified communications and collaboration (UC&C) solution aimed at helping employees of global enterprises work more closely with one another.

•

Verizon Business also continued to expand its global network reach and capabilities, announcing the installation of 26 Private IP (PIP) edge switches, including new nodes in Morocco and Pakistan. The company now has edge switches deployed in 59 countries and supports PIP services in more than 120 countries. Additional network enhancements

Verizon News Release, Page 9

included installation of eight Converged Packet Access nodes and further mesh network expansion in Asia-Pacific and North America, including the deployment of nodes in Singapore, Toronto, Montreal and several U.S. cities. In an additional seven U.S. markets, the company deployed multiplexers that enable remote provisioning and trouble isolation while providing reduced latency.

•

New agreements with multinational customers included Nikon Corporation, NSG Group, Ingenico and Johnson Controls. Verizon Business also signed new contracts with several U.S. government agencies, including the U.S. Department of Veterans Affairs.

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving more than 80 million customers nationwide. Verizon’s Wireline operations include Verizon Business, which delivers innovative and seamless business solutions to customers around the world, and Verizon Telecom, which brings customers the benefits of converged communications, information and entertainment services over the nation’s most advanced fiber-optic network. A Dow 30 company, Verizon employs a diverse workforce of nearly 224,000 and last year generated consolidated operating revenues of more than $97 billion. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high-quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This news release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of adverse conditions in the U.S. and international economies; the effects of competition in our markets; materially adverse changes in labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; the effect of material changes in available technology; any disruption of our suppliers’ provisioning of critical products or services; significant increases in benefit plan costs or lower investment returns on plan assets; the impact of natural or man-made disasters or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any loss of or inability to renew wireless licenses, and the final results of federal and state regulatory proceedings and judicial review of those results; the timing, scope and financial impact of our deployment of fiber-to-the-premises broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to successfully integrate Alltel Corporation into Verizon Wireless’s business and achieve anticipated benefits of the acquisition; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/08	3 Mos. Ended 12/31/07	% Change	12 Mos. Ended 12/31/08	12 Mos. Ended 12/31/07	% Change

Operating Revenues	$24,645	$23,840	3.4	$97,354	$93,469	4.2

Operating Expenses
Cost of services and sales	9,976	9,796	1.8	39,007	37,547	3.9
Selling, general & administrative expense	7,090	6,955	1.9	26,898	25,967	3.6
Depreciation and amortization expense	3,747	3,666	2.2	14,565	14,377	1.3

Total Operating Expenses	20,813	20,417	1.9	80,470	77,891	3.3

Operating Income	3,832	3,423	11.9	16,884	15,578	8.4
Equity in earnings of unconsolidated businesses	109	93	17.2	567	585	(3.1)
Other income and (expense), net	62	87	(28.7)	282	211	33.6
Interest expense	(517)	(439)	17.8	(1,819)	(1,829)	(0.5)
Minority interest	(1,696)	(1,333)	27.2	(6,155)	(5,053)	21.8

Income Before Provision for Income Taxes, Discontinued Operations and Extraordinary Item	1,790	1,831	(2.2)	9,759	9,492	2.8
Provision for income taxes	(555)	(759)	(26.9)	(3,331)	(3,982)	(16.3)

Income Before Discontinued Operations and Extraordinary Item	1,235	1,072	15.2	6,428	5,510	16.7
Income from discontinued operations, net of tax (1)	—	—	*	—	142	(100.0)
Extraordinary item, net of tax	—	—	*	—	(131)	(100.0)

Net Income	$1,235	$1,072	15.2	$6,428	$5,521	16.4

Basic Earnings per Common Share (2)
Income before discontinued operations and extraordinary item	$.43	$.37	16.2	$2.26	$1.90	18.9
Income from discontinued operations, net of tax	—	—	*	—	.05	(100.0)
Extraordinary item, net of tax	—	—	*	—	(.05)	(100.0)

Net income	$.43	$.37	16.2	$2.26	$1.91	18.3

Weighted average number of common shares (in millions)	2,841	2,886		2,849	2,898

Diluted Earnings per Common Share (2) (3)
Income before discontinued operations and extraordinary item	$.43	$.37	16.2	$2.26	$1.90	18.9
Income from discontinued operations, net of tax	—	—	*	—	.05	(100.0)
Extraordinary item, net of tax	—	—	*	—	(.05)	(100.0)

Net income	$.43	$.37	16.2	$2.26	$1.90	18.9

Weighted average number of common shares-assuming dilution (in millions)	2,841	2,891		2,850	2,902

Footnotes:

(1)	Discontinued operations includes a gain on the sale of Telecomunicaciones de Puerto Rico, Inc. (TELPRI) of $70 million, net of tax. The disposition of this non-strategic business was completed on March 30, 2007.

(2)	EPS totals may not add due to rounding.

(3)	Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Statements of Income Before Special Items

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/08	3 Mos. Ended 12/31/07	% Change	12 Mos. Ended 12/31/08	12 Mos. Ended 12/31/07	% Change

Operating Revenues (1)
Wireline	$11,917	$12,249	(2.7)	$48,214	$49,129	(1.9)
Domestic Wireless	12,846	11,443	12.3	49,332	43,882	12.4
Other	(118)	(121)	(2.5)	(450)	(636)	(29.2)

Total Operating Revenues	24,645	23,571	4.6	97,096	92,375	5.1

Operating Expenses (1)
Cost of services and sales	9,905	9,676	2.4	38,801	37,090	4.6
Selling, general & administrative expense	6,417	5,999	7.0	25,723	24,620	4.5
Depreciation and amortization expense	3,747	3,602	4.0	14,505	14,120	2.7

Total Operating Expenses	20,069	19,277	4.1	79,029	75,830	4.2

Operating Income	4,576	4,294	6.6	18,067	16,545	9.2
Operating income impact of divested operations(1)	—	33	(100.0)	44	182	(75.8)
Equity in earnings of unconsolidated businesses	109	93	17.2	567	585	(3.1)
Other income and (expense), net	110	87	26.4	330	211	56.4
Interest expense	(517)	(439)	17.8	(1,819)	(1,829)	(0.5)
Minority interest	(1,698)	(1,333)	27.4	(6,157)	(5,053)	21.8

Income Before Provision for Income Taxes and Discontinued Operations	2,580	2,735	(5.7)	11,032	10,641	3.7
Provision for income taxes	(855)	(953)	(10.3)	(3,797)	(3,787)	0.3

Income Before Discontinued Operations	1,725	1,782	(3.2)	7,235	6,854	5.6
Income from discontinued operations, net of tax	—	—	*	—	72	(100.0)

Net Income Before Special Items	$1,725	$1,782	(3.2)	$7,235	$6,926	4.5

Basic Adjusted Earnings per Common Share(2)
Income before discontinued operations	$.61	$.62	(1.6)	$2.54	$2.37	7.2
Income from discontinued operations, net of tax	—	—	*	—	.02	(100.0)

Net income	$.61	$.62	(1.6)	$2.54	$2.39	6.3

Weighted average number of common shares (in millions)	2,841	2,886		2,849	2,898

Diluted Adjusted Earnings per Common Share(2) (3)
Income before discontinued operations	$.61	$.62	(1.6)	$2.54	$2.36	7.6
Income from discontinued operations, net of tax	—	—	*	—	0.2	(100.0)

Net income	$.61	$.62	(1.6)	$2.54	$2.39	6.3

Weighted average number of common shares-assuming dilution (in millions)	2,841	2,891		2,850	2,902

Footnotes:

(1)    Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results for the spin-off of the wireline segment's non-strategic local exchange and related business assets in Maine, New Hampshire and Vermont in the first quarter of 2008. Reclassifications were determined using specific information, where available, and allocations where data is not maintained on a state-specific basis within the Company's books and records, as follows:

Revenues	$—	$269		$258	$1,094
Expenses	$—	$236		$214	$912

(2)	EPS totals may not add due to rounding.

(3)	Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Statements of Income - Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 12/31/08 Reported (GAAP)	Merger Integration Costs	Severance, Pension and Benefit Charges	Investment - Related Charges	3 Mos. Ended 12/31/08 Before Special Items

Operating Revenues	$24,645	$—	$—	$—	$24,645

Operating Expenses
Cost of services and sales	9,976	(6)	(65)	—	9,905
Selling, general & administrative expense	7,090	(53)	(620)	—	6,417
Depreciation and amortization expense	3,747	—	—	—	3,747

Total Operating Expenses	20,813	(59)	(685)	—	20,069

Operating Income	3,832	59	685	—	4,576
Equity in earnings of unconsolidated businesses	109	—	—	—	109
Other income and (expense), net	62	—	—	48	110
Interest expense	(517)	—	—	—	(517)
Minority interest	(1,696)	(2)	—	—	(1,698)

Income Before Provision for Income Taxes	1,790	57	685	48	2,580
Provision for income taxes	(555)	(22)	(261)	(17)	(855)

Net Income	$1,235	$35	$424	$31	$1,725

Basic Earnings per Common Share (1)
Net income	$.43	$.01	$.15	$.01	$.61

Diluted Earnings per Common Share (1)
Net income	$.43	$.01	$.15	$.01	$.61

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 12/31/07 Reported (GAAP)	Merger Integration Costs	Access Line Spin-Off Related Charges	International Taxes	Severance, Pension and Benefit Charges	Impact of Divested Operations	3 Mos. Ended 12/31/07 Before Special Items

Operating Revenues	$23,840	$—	$—	$—	$—	$(269)	$23,571

Operating Expenses
Cost of services and sales	9,796	(16)	—	—	—	(104)	9,676
Selling, general & administrative expense	6,955	(76)	(38)	(2)	(772)	(68)	5,999
Depreciation and amortization expense	3,666	—	—	—	—	(64)	3,602

Total Operating Expenses	20,417	(92)	(38)	(2)	(772)	(236)	19,277

Operating Income	3,423	92	38	2	772	(33)	4,294
Operating income impact of divested operations	—	—	—	—	—	33	33
Equity in earnings of unconsolidated businesses	93	—	—	—	—	—	93
Other income and (expense), net	87	—	—	—	—	—	87
Interest expense	(439)	—	—	—	—	—	(439)
Minority interest	(1,333)	—	—	—	—	—	(1,333)

Income Before Provision for Income Taxes	1,831	92	38	2	772	—	2,735
Provision for income taxes	(759)	(34)	(2)	137	(295)	—	(953)

Net Income	$1,072	$58	$36	$139	$477	$—	$1,782

Basic Earnings per Common Share (1)
Net income	$.37	$.02	$.01	$.05	$.17	$—	$.62

Diluted Earnings per Common Share (1)
Net income	$.37	$.02	$.01	$.05	$.16	$—	$.62

Footnote:

(1)	EPS totals may not add due to rounding.

Note:	See www.verizon.com/investor for a reconciliation of other non-GAAP measures.

Verizon Communications Inc.

Condensed Consolidated Statements of Income - Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	12 Mos. Ended 12/31/08 Reported (GAAP)	Merger Integration Costs	Access Line Spin-Off Related Charges	Investment- Related Charges	Severance, Pension and Benefit Charges	Impact of Divested Operations	12 Mos. Ended 12/31/08 Before Special Items

Operating Revenues	$97,354	$—	$—	$—	$—	$(258)	$97,096

Operating Expenses
Cost of services and sales	39,007	(24)	(16)	—	(65)	(101)	38,801
Selling, general & administrative expense	26,898	(150)	(87)	—	(885)	(53)	25,723
Depreciation and amortization expense	14,565	—	—	—	—	(60)	14,505

Total Operating Expenses	80,470	(174)	(103)	—	(950)	(214)	79,029

Operating Income	16,884	174	103	—	950	(44)	18,067
Operating income impact of divested operations	—	—	—	—	—	44	44
Equity in earnings of unconsolidated businesses	567	—	—	—	—	—	567
Other income and (expense), net	282	—	—	48	—	—	330
Interest expense	(1,819)	—	—	—	—	—	(1,819)
Minority interest	(6,155)	(2)	—	—	—	—	(6,157)

Income Before Provision for Income Taxes	9,759	172	103	48	950	—	11,032
Provision for income taxes	(3,331)	(65)	(22)	(17)	(362)	—	(3,797)

Net Income	$6,428	$107	$81	$31	$588	$—	$7,235

Basic Earnings per Common Share (1)
Net income	$2.26	$.03	$.03	$.01	$.21	$—	$2.54
Diluted Earnings per Common Share (1)
Net income	$2.26	$.03	$.03	$.01	$.21	$—	$2.54

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	12 Mos. Ended 12/31/07 Reported (GAAP)	Merger Integration Costs	Sale of Puerto Rico, Net	Loss on CANTV	Access Line Spin-Off Related Charges	International Taxes	Severance, Pension and Benefit Charges	Impact of Divested Operations	12 Mos. Ended 12/31/07 Before Special Items

Operating Revenues	$93,469	$—	$—	$—	$—	$—	$—	$(1,094)	$92,375

Operating Expenses
Cost of services and sales	37,547	(32)	—	—	—	—	—	(425)	37,090
Selling, general & administrative expense	25,967	(146)	(100)	—	(84)	(15)	(772)	(230)	24,620
Depreciation and amortization expense	14,377	—	—	—	—	—	—	(257)	14,120

Total Operating Expenses	77,891	(178)	(100)	—	(84)	(15)	(772)	(912)	75,830

Operating Income	15,578	178	100	—	84	15	772	(182)	16,545
Operating income impact of divested operations	—	—	—	—	—	—	—	182	182
Equity in earnings of unconsolidated businesses	585	—	—	—	—	—	—	—	585
Other income and (expense), net	211	—	—	—	—	—	—	—	211
Interest expense	(1,829)	—	—	—	—	—	—	—	(1,829)
Minority interest	(5,053)	—	—	—	—	—	—	—	(5,053)

Income Before Provision for Income Taxes, Discontinued Operations and Extraordinary Item	9,492	178	100	—	84	15	772	—	10,641
Provision for income taxes	(3,982)	(66)	(35)	—	(4)	595	(295)	—	(3,787)

Income Before Discontinued Operations and Extraordinary Item	5,510	112	65	—	80	610	477	—	6,854
Income from discontinued operations, net of tax	142	—	(70)	—	—	—	—	—	72
Extraordinary item, net of tax	(131)	—	—	131	—	—	—	—	—

Net Income	$5,521	$112	$(5)	$131	$80	$610	$477	$—	$6,926

Basic Earnings per Common Share (1)
Income before discontinued operations and extraordinary item	$1.90	$.04	$.02	$—	$.03	$.21	$.17	$—	$2.37
Income from discontinued operations, net of tax	.05	—	(.02)	—	—	—	—	—	.02
Extraordinary item, net of tax	(.05)	—	—	.05	—	—	—	—	—

Net income	$1.91	$.04	$—	$.05	$.03	$.21	$.17	$—	$2.39

Diluted Earnings per Common Share (1)
Income before discontinued operations and extraordinary item	$1.90	$.04	$.02	$—	$.03	$.21	$.16	$—	$2.36
Income from discontinued operations, net of tax	$.05	—	(.02)	—	—	—	—	—	.02
Extraordinary item, net of tax	(.05)	—	—	.05	—	—	—	—	—

Net income	$1.90	$.04	$—	$.05	$.03	$.21	$.16	$—	$2.39

Footnote:

(1) EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures.

Verizon Communications Inc.

Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)

Unaudited			12/31/08	12/31/07
Debt to debt and shareowners’ equity ratio-end of period			55.5%	38.1%

Book value per common share			$14.68	$17.58

Common shares outstanding (in millions)
End of period			2,841	2,877

Total employees (1)			223,880	232,417

Unaudited	3 Mos. Ended 12/31/08	3 Mos. Ended 12/31/07	12 Mos. Ended 12/31/08	12 Mos. Ended 12/31/07
Capital expenditures (including capitalized software)
Wireline	$2,479	$3,083	$9,797	$10,956
Domestic Wireless	1,787	1,600	6,510	6,503
Other	397	63	931	79

Total	$4,663	$4,746	$17,238	$17,538

Cash dividends declared per common share	$0.460	$0.430	$1.780	$1.670

Footnote:

(1)	Prior period has been reclassified to reflect comparable amounts.

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	12/31/08	12/31/07	$ Change

Assets
Current assets
Cash and cash equivalents	$9,782	$1,153	$8,629
Short-term investments	509	2,244	(1,735)
Accounts receivable, net	11,703	11,736	(33)
Inventories	2,092	1,729	363
Prepaid expenses and other	1,989	1,836	153

Total current assets	26,075	18,698	7,377

Plant, property and equipment	215,605	213,994	1,611
Less accumulated depreciation	129,059	128,700	359

	86,546	85,294	1,252

Investments in unconsolidated businesses	3,393	3,372	21
Wireless licenses	61,974	50,796	11,178
Goodwill	6,035	5,245	790
Other intangible assets, net	5,199	4,988	211
Other investments	4,781	—	4,781
Other assets	8,349	18,566	(10,217)

Total Assets	$202,352	$186,959	$15,393

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$4,993	$2,954	$2,039
Accounts payable and accrued liabilities	13,814	14,462	(648)
Other	7,099	7,325	(226)

Total current liabilities	25,906	24,741	1,165

Long-term debt	46,959	28,203	18,756
Employee benefit obligations	32,512	29,960	2,552
Deferred income taxes	11,769	14,784	(3,015)
Other liabilities	6,301	6,402	(101)

Minority interest	37,199	32,288	4,911

Shareowners’ investment
Common stock	297	297	—
Contributed capital	40,291	40,316	(25)
Reinvested earnings	19,250	17,884	1,366
Accumulated other comprehensive loss	(13,372)	(4,506)	(8,866)
Common stock in treasury, at cost	(4,839)	(3,489)	(1,350)
Deferred compensation - employee stock ownership plans and other	79	79	—

Total shareowners’ investment	41,706	50,581	(8,875)

Total Liabilities and Shareowners’ Investment	$202,352	$186,959	$15,393

The unaudited consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	12 Mos. Ended 12/31/08	12 Mos. Ended 12/31/07	$ Change

Cash Flows From Operating Activities
Net income	$6,428	$5,521	$907
Adjustments to reconcile net income to net cash provided by operating activities - continuing operations:
Depreciation and amortization expense	14,565	14,377	188
Employee retirement benefits	1,955	1,720	235
Deferred income taxes	2,183	408	1,775
Provision for uncollectible accounts	1,085	1,047	38
Equity in earnings of unconsolidated businesses, net of dividends received	212	1,986	(1,774)
Extraordinary item, net of tax	—	131	(131)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(3,033)	(2,893)	(140)
Other, net	3,225	4,012	(787)

Net cash provided by operating activities - continuing operations	26,620	26,309	311
Net cash used in operating activities - discontinued operations	—	(570)	570

Net cash provided by operating activities	26,620	25,739	881

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(17,238)	(17,538)	300
Acquisitions of licenses, investments and businesses, net of cash acquired	(15,904)	(763)	(15,141)
Net change in short-term investments	1,677	169	1,508
Other, net	(114)	1,267	(1,381)

Net cash used in investing activities - continuing operations	(31,579)	(16,865)	(14,714)
Net cash provided by investing activities - discontinued operations	—	757	(757)

Net cash used in investing activities	(31,579)	(16,108)	(15,471)

Cash Flows From Financing Activities
Proceeds from long-term borrowings	21,598	3,402	18,196
Repayments of long-term borrowings and capital lease obligations	(4,146)	(5,503)	1,357
Increase (decrease) in short-term obligations, excluding current maturities	2,389	(3,252)	5,641
Dividends paid	(4,994)	(4,773)	(221)
Proceeds from sale of common stock	16	1,274	(1,258)
Purchase of common stock for treasury	(1,368)	(2,843)	1,475
Other, net	93	(2)	95

Net cash provided by (used in) financing activities - continuing operations	13,588	(11,697)	25,285
Net cash provided by (used in) financing activities - discontinued operations	—	—	—

Net cash provided by (used in) financing activities	13,588	(11,697)	25,285

Increase (decrease) in cash and cash equivalents	8,629	(2,066)	10,695
Cash and cash equivalents, beginning of period	1,153	3,219	(2,066)

Cash and cash equivalents, end of period	$9,782	$1,153	$8,629

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/08	3 Mos. Ended 12/31/07	% Change	12 Mos. Ended 12/31/08	12 Mos. Ended 12/31/07	% Change

Wireline Operating Revenues (1)
Verizon Telecom
Mass Markets	$5,226	$5,257	(0.6)	$20,974	$21,289	(1.5)
Wholesale	1,882	1,932	(2.6)	7,571	7,774	(2.6)
Other	300	397	(24.4)	1,367	1,717	(20.4)
Verizon Business
Enterprise Business	3,607	3,688	(2.2)	14,411	14,550	(1.0)
Wholesale	810	815	(0.6)	3,341	3,345	(0.1)
International and Other	800	838	(4.5)	3,374	3,214	5.0
Eliminations	(708)	(678)	4.4	(2,824)	(2,760)	2.3

Total Operating Revenues	11,917	12,249	(2.7)	48,214	49,129	(1.9)

Operating Expenses (1)
Cost of services and sales	6,041	6,188	(2.4)	24,274	24,181	0.4
Selling, general & administrative expense	2,854	2,584	10.4	11,047	11,527	(4.2)
Depreciation and amortization expense	2,309	2,288	0.9	9,031	8,927	1.2

Total Operating Expenses	11,204	11,060	1.3	44,352	44,635	(0.6)

Operating Income	$713	$1,189	(40.0)	$3,862	$4,494	(14.1)
Operating Income Margin	6.0%	9.7%		8.0%	9.1%
Verizon Communications Inc. Wireline – Selected Operating Statistics
Unaudited				12/31/08	12/31/07	% Change

Switched access lines in service (000) (2)
Residence				20,956	23,880	(12.2)
Business				14,966	15,713	(4.8)
Public				239	290	(17.6)

Total				36,161	39,883	(9.3)

Wholesale voice connections (000)				2,367	2,817	(16.0)
Broadband connections (000)				8,673	8,013	8.2
					(dollars in millions)
Unaudited	3 Mos. Ended 12/31/08	3 Mos. Ended 12/31/07	% Change	12 Mos. Ended 12/31/08	12 Mos. Ended 12/31/07	% Change
High capacity and digital data revenues (1)	$5,200	$4,691	10.9	$20,280	$17,779	14.1

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company's chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

(1)	Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

(2)	Prior period amounts adjusted to reflect current period reporting methodologies.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

	3 Mos. Ended	3 Mos. Ended		12 Mos. Ended	12 Mos. Ended
Unaudited	12/31/08	12/31/07	% Change	12/31/08	12/31/07	% Change

Revenues
Service revenues	$11,063	$9,874	12.0	$42,635	$38,016	12.2
Equipment and other	1,783	1,569	13.6	6,697	5,866	14.2

Total Revenues	12,846	11,443	12.3	49,332	43,882	12.4

Operating Expenses
Cost of services and sales	4,153	3,613	14.9	15,660	13,456	16.4
Selling, general & administrative expense	3,467	3,521	(1.5)	14,273	13,477	5.9
Depreciation and amortization expense	1,416	1,306	8.4	5,405	5,154	4.9

Total Operating Expenses	9,036	8,440	7.1	35,338	32,087	10.1

Operating Income	$3,810	$3,003	26.9	$13,994	$11,795	18.6
Operating Income Margin	29.7%	26.2%		28.4%	26.9%

Verizon Communications Inc. Verizon Wireless – Selected Operating Statistics

Unaudited				12/31/08	12/31/07	% Change

Total Customers (000)				72,056	65,707	9.7

Retail Customers (000)				70,021	63,735	9.9

	3 Mos. Ended	3 Mos. Ended		12 Mos. Ended	12 Mos. Ended
Unaudited	12/31/08	12/31/07	% Change	12/31/08	12/31/07	% Change

Total Customer net adds in period (1) (000)	1,248	2,008	(37.8)	6,349	6,655	(4.6)
Retail Customer net adds in period (2) (000)	1,214	1,895	(35.9)	6,286	6,923	(9.2)
Total churn rate	1.35%	1.20%		1.25%	1.21%
Retail churn rate	1.34%	1.21%		1.24%	1.14%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

(1)	Includes acquisitions and adjustments of 9,000 customers for the year ended December 31, 2007, and (122,000) and 570,000 customers for the 3 and 12 months ended December 31, 2008.

(2)	Includes acquisitions and adjustments of 9,000 customers for the year ended December 31, 2007, and (139,000) and 534,000 customers for the 3 and 12 months ended December 31, 2008.

Verizon Communications Inc.

Other Reconciliations-Wireless

				(dollars in millions)
Unaudited				3 Mos. Ended 12/31/08

Segment operating income:
Wireline				$713
Verizon Wireless				3,810

Total segments				4,523
Corporate and other				53

Consolidated operating income				$4,576

Verizon Wireless EBITDA
Operating income				$3,810
Add depreciation and amortization expense				1,416

Verizon Wireless EBITDA				$5,226

Verizon Wireless total revenues				$12,846

Verizon Wireless service revenues				$11,063

Verizon Wireless operating income margin				29.7%

Verizon Wireless EBITDA service revenues margin				47.2%

	(dollars in millions, except Cash Expense per Customer)

Unaudited	3 Mos. Ended 12/31/08	3 Mos. Ended 12/31/07	12 Mos. Ended 12/31/08	12 Mos. Ended 12/31/07

Domestic Wireless Cash Expense Per Customer
Domestic Wireless Cost of Services and Sales	$4,153	$3,613	$15,660	$13,456
Domestic Wireless Selling, General & Administrative Expense	3,467	3,521	14,273	13,477
Less Equipment and Other Revenue	(1,783)	(1,569)	(6,697)	(5,866)

Cash Expense	$5,837	$5,565	$23,236	$21,067

Cumulative average customers (millions)	213.89	193.59	826.34	745.94

Cash Expense Per Customer	$27.29	$28.75	$28.12	$28.24